Exhibit 3.99

ARTICLES OF INCORPORATION

OF

RYKODISC, INC.

We the undersigned, of full age, for the purpose of forming a corporation under and pursuant to the provisions of Chapter 302A of the Minnesota Statutes and laws amendatory thereof and supplementary thereto, do hereby form a body corporate and adopt the following Articles of Incorporation:

ARTICLE I

The name of this corporation shall be Rykodisc, Inc.

ARTICLE II

The address of the registered office of this corporation in Minnesota shall be 1451 University Avenue, St. Paul, Minnesota 55104.

ARTICLE III

3.1 The total authorized number of shares of this corporation shall be One Hundred Thousand (100,000) shares, without par value.

3.2 Unless otherwise established by the Board of Directors, all shares of this corporation shall be common shares entitled to vote and shall be of one class and one series having equal rights and preferences in all matters.

3.3 The Board of Directors shall have the power to issue more than one class or series of shares and to fix the relative rights and preferences of any such different classes or series.

3.4 No shareholder stall have any preemptive rights to subscribe for, purchase or acquire any shares of any class of capital stock of this corporation, whether unissued or treasury shares or whether now or hereafter authorised, or any obligations or other securities convertible into or exchangeable for such shares, and to the extent permitted by law all such shares, obligations or other securities convertible into or exchangeable for such shares may be issued and disposed of by the Board of Directors on such terms and for such consideration as the Board of Directors, in its sole discretion, may determine.

3.5 No shareholder shall have the right to cumulate his Votes in any election of directors of this corporation.

ARTICLE IV

4.1 The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors.

4.2 The Board of Directors shall initially consist of 3 members whole names and addressee are as follows;

Robert Simonds	1451 University Avenue St. Paul, Minnesota 55104

The Phone Company, Inc., a Massachusetts Corporation	400 Essex Street Salem, Mass. 01970

Doug Lena	6325 DeSoto Avenue Suite J Woodland Mills, CA 91367

Thereafter, the Board of Directors shall consist of the number of directors provided in the Bylaws of this corporation.

4.3 The Board of Directors may, from time to time, by the affirmative vote of a majority of its members present at a meeting, adopt, amend or repeal all or any of the Bylaws of this corporation subject to the power of the shareholders exercisable in the manner provided by law, to adopt, amend or repeal Bylaws adopted, amended or repealed by the Board of Director’s except that after the adoption of the initial Bylaws, the

Board of Directors shall not adopt, amend or repeal a Bylaw fixing a quorum for meetings of shareholder., prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, but the Board of Directors may adopt or amend a Bylaw to increase the number of directors.

4.4 Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by the number of directors required to take the same action at a meeting of the Board of Directors at which all directors were present.

ARTICLE V

The names and address of the incorporators of this corporation are:

Robert Simonds	1451 University Avenue St. Paul, Minnesota 55104

IN WITNESS WHEREOF, I have hereunto executed these Articles of Incorporation, this 23rd day of April, 1985.

/s/ Robert Simonds
Incorporator

STATE OF MINNESOTA )
:	99
COUNTY OF HENNEPIN )

On this 23rd day of April, 1985 before me, a notary public within and for Hennepin County, personally appeared Robert Simonds, to me known to be the person named in and who executed the foregoing Articles of Incorporation, and who acknowledged that he executed the SAM, as his free act and deed for the uses and purposes therein expressed.

/s/ Steven K. Marden
Notary Public, Hennepin, Minnesota My commission expires: Dec. 20, 1988

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